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EXHIBIT 99.1

[RWD Technologies, Inc. LOGO]	10480 LITTLE PATUXENT PARKWAY RWD BUILDING, SUITE 1200 COLUMBIA, MD 21044-3530 (888) RWD-TECH

NEWS

FOR IMMEDIATE RELEASE

RWD Reports Second Quarter 2002 Results

COLUMBIA, MD -July 23, 2002—RWD Technologies, Inc. (Nasdaq: RWDT), a leading integrator for business and technology solutions, today announced results for the quarter and six month period ended June 30, 2002.

Revenue and net loss from operations in the second quarter 2002 were $30.0 million and $2.2 million, respectively, compared to revenue of $30.4 million and net loss of $1.6 million in the second quarter of 2001. The loss on operations for the second quarter of 2002 was $0.14 per share compared to a loss of $0.10 per share for the second quarter 2001.

For the first six months of 2002, revenue and net loss before required accounting changes were $59.1 million and $1.3 million, respectively, compared to revenue of $60.5 million and net loss of $2.2 million during the same period last year. The loss before required accounting changes for the first six months of 2002 was $0.08 per share, compared to a loss of $0.14 per share during the same period last year.

In addition, RWD Technologies wrote off all goodwill in a non-recurring, non-cash charge of $11.8 million or $0.77 per share under new accounting rules that require companies to periodically measure the value of goodwill. The same period last year included approximately $0.4 million in goodwill amortization under the old rules.

The six-month revenue results for RWD Technologies' three operating segments were as follows:

Year-to-date	2002	2001
Enterprise Systems	$26.5 million	$23.4 million
Performance Solutions	21.8 million	20.7 million
Latitude360™	10.8 million	16.4 million

Total	$59.1 million	$60.5 million

The Enterprise Systems segment continues to be the strongest in both revenue and profit generation, accounting for forty-five percent of RWD's revenue during the first six months of 2002. That segment continues to solidify its relationship with SAP. It also expanded its enterprise practice to support organizations implementing other ERP systems, which currently contribute approximately six percent of Enterprise Systems' revenue. Enterprise Systems continues to extend its global reach, assisting companies throughout Europe and the Asia Pacific region to streamline end-user training. By using RWD InfoPak™, which is now available in English, Japanese and Korean, SAP users can significantly shorten project timelines and improve the quality and accessibility of key business knowledge needed by end-users.

The Performance Solutions segment profitably generated thirty-seven percent of RWD's revenue during the first six months of 2002. This segment successfully diversified into rail, aerospace, and healthcare, while maintaining strong ties with the automotive industry. Performance Solutions has integrated lean system tools and techniques originally developed in the automotive industry into the maintenance systems of a major rail manufacturing company. Lean tools and techniques have proven to be an ideal framework in which to make significant performance improvements in the transportation industry, particularly in visual management, analysis of systems, and work planning. As a result of this success, a major rail manufacturer has committed to a global, long-term contract with RWD. This landmark multi-year venture is far reaching with projects expected in the United States, Sweden, Germany, and France.

The Latitude360 segment, which specializes in eLearning and eSolutions, generated eighteen percent of RWD's revenue for the first six months of 2002, a decrease of $5.6 million compared to the same period in 2001. The eSolutions practice, which is engaged in IT projects, continues to be affected by the slowdown in IT spending during the quarter. Latitude360 implemented a hosted University360™ learning system using RWD's Learn360™ for the Drug Information Association (DIA). This system will allow DIA to connect and engage remotely located students in a highly interactive on-line learning environment for the DIA's Medical Communications Certificate Program. Latitude360's efforts continue to be focused on selling enterprise-wide University360 learning systems to large corporate clients.

"The fact that RWD is a leader in the design, implementation, operation, and maintenance of eLearning systems is one of the best-kept secrets in the eLearning arena," said Dr. Robert W. Deutsch, Chairman and CEO. "RWD has four University360 systems in operation with zero deployment failures. The reason for our success is very strong IT capabilities based upon more than 10 years experience in systems integration of complex IT systems. I am disappointed that it is taking longer than expected to enter into contracts with large corporate accounts. I find it difficult to understand why a proven eLearning system that provides better learning at a lower operating cost than the conventional systems would not be considered a benefit in these difficult times."

Dr. Deutsch continued, "We believe the IT and eLearning systems environment will continue to be challenging. Our efforts will be two-fold; strive to maintain our revenues and continue our focus on costs. Our previously announced goal of $0.20 per share for operating results for 2002 does not appear to be achievable in the current business climate."

About RWD Technologies, Inc.
RWD Technologies, Inc. (Nasdaq: RWDT), is a professional services and products company with headquarters in Columbia, Maryland, U.S.A., which provides a broad range of technology solutions to the business problems confronting Fortune 1000 companies. RWD has three operational segments: Performance Solutions, Enterprise Systems, and Latitude360. Established in 1988, RWD has approximately 900 employees located in 13 offices in the United States, 3 offices in Europe, and one office in both Canada and Singapore. RWD provides services that increase productivity and reduce operating costs for companies in more than 20 industries. Information about RWD can be found at the Corporation's World Wide Web site: www.rwd.com.

Media Contact:
Beth Marie Buck, Vice President & CFO
RWD Technologies, Inc.
888-RWD-TECH
bbuck@rwd.com

Certain statements contained herein, including statements regarding development of the Company's services, markets, and future demands for the Company's services, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, reliance on strategic partners and alliance organizations, expansion of international operations, reliance on the market for enterprise resource planning software, rapid technological change in the information technology industry, reliance on a few key clients, the Company's ability to attract and retain sufficient employees, substantial competition, concentration of revenue in the automotive industry, which is subject to cyclical and economic factors outside the Company's control, as well as various project risks associated with individual projects that could materially impact operating results, the Company's ability to effectively manage its growth, variability of operating results, and dependence on key personnel. For additional information regarding the Company's business risks, see the Company's most recently filed Form 10-K and 10-Q.

Copyright © 2002 RWD Technologies, Inc. All rights reserved.

RWD and RWD Technologies, Inc. are registered trademarks, and RWD Technologies, Latitude360, University360, Learn360 and RWD InfoPak are trademarks of RWD Technologies, Inc. in the United States and several other countries. All other products and names are or may be trademarks or registered trademarks of their respective owners.

Financial data pages attached.

RWD TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(unaudited) (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenue	$29,961	$30,418	$59,142	$60,468
Cost of services	26, 446	26,155	50,325	51,119

Gross profit	3,515	4,263	8,817	9,349
Selling, general and administrative expenses	6,850	7,264	13,429	13,720

Operating loss	(3,335)	(3,001)	(4,612)	(4,371)
Other income, net	88	222	52	430

Loss before taxes	(3,247)	(2,779)	(4,560)	(3,941)
Income tax benefit	(1,027)	(1,179)	(3,289)	(1,726)

Net loss before cumulative effect of a change in accounting for goodwill	(2,220)	(1,600)	(1,271)	(2,215)
Cumulative effect of a change in accounting for goodwill (net of $692 tax benefit)	—	—	(11,837)	—

Net loss	$(2,220)	$(1,600)	$(13,108)	$(2,215)

Basic and diluted loss per share:
Net loss before cumulative effect of a change in accounting for goodwill	$(0.14)	$(0.10)	$(0.08)	$(0.14)
Cumulative effect of a change in accounting for goodwill, net of tax benefit	—	—	(0.77)	—

Net loss per share	$(0.14)	$(0.10)	$(0.85)	$(0.14)

Weighted average shares outstanding:
Diluted calculation	15,375	15,262	15,339	15,285

Basic calculation	15,375	15,262	15,339	15,285

Number of employees	917	1,074

RWD TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2002	December 31, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and investments	$21,243	$22,769
Contract accounts receivable, net	16,702	18,973
Costs and estimated earnings in excess of billings on uncompleted contracts	8,536	7,753
Income tax receivable	6,292	2,755
Prepaid expenses and other	1,947	2,172
Deferred tax asset	3,027	2,635

Total Current Assets	57,747	57,057
Net fixed assets	11,711	13,346
Goodwill, net	—	12,529
Other assets	7,956	7,872

Total Assets	$77,414	$90,804

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$11,304	$11,760
Billings in excess of costs and estimated earnings on uncompleted contracts	814	2,787
Credit line payable	1,224	717
Current portion of long-term debt	511	300

Total Current Liabilities	13,853	15,564
NONCURRENT LIABILITIES:
Long-term debt, net of current portion	3,014	2,399
Deferred tax liability	3,027	2,634

Total Liabilities	19,894	20,597

STOCKHOLDERS' EQUITY:
Common stock	1,539	1,530
Additional paid-in capital	47,684	47,735
Accumulated comprehensive income (loss)	88	(126)
Retained earnings	8,209	21,068

Total Stockholders' Equity	57,520	70,207

Total Liabilities and Stockholders' Equity	$77,414	$90,804

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  EXHIBIT 99.1